EXHIBIT 10.3

2011 Executive Retention Bonus Plan

Objective:
To provide a retention incentive for select key executives that is tied to company financial performance.

Plan Provisions & Triggers:
There are two triggers that must be achieved for the payment of the bonus:

•	Sun Healthcare Group must hit an annual EPS level at or above the mid-point of guidance for the designated performance periods; and

•	The participating executive must be employed on the vesting dates.

Program:

•	The Retention Bonus Plan has two performance periods: (i) the fiscal year ended 12/31/11 (the “2011 PP”) and (ii) the fiscal year ended 12/31/12 (the “2012 PP”).

•	The Retention Bonus Plan has a two year vesting schedule: 50% of the bonus amount vests on 10/31/12 and 50% of the bonus amount vests on 10/31/13.

•
The performance target that the company must achieve is the mid-point of its EPS guidance ($0.885 for the 2011 PP and TBD for the 2012 PP) for any Executive Retention Bonus to be payable the following October 31st.

•
If the company hits the high end of its EPS guidance, then the executive's bonus will be increased by an additional 20% of the executive's annual retention bonus target (prorated on a straight line basis between mid-point and high-end of guidance). If the company hits 2% above the high end of its EPS guidance, then the executive's bonus will be further increased by an additional 10% of the executive's annual retention bonus target (again prorated on a straight line basis for numbers between high-end and 2% above high-end). The maximum annual payout is 130% of the individual executive's annual retention bonus target.

•	The aggregate retention bonus target for the 2-year period is calculated as follows:

▪	Salary X Time Factor X Level Factor = retention bonus target

▪	Salary is the executive's base salary on 10/31/11

▪
Time Factor is determined by adding 1.0 plus an additional 0.1 for each full year of service that the executive has been employed by the company between 2/28/02 and 10/31/11. As an example, an executive with a hire date of 6/1/08 would have a time factor of 1.3.

▪	Level Factor is determined as follows:

•	Level 1 - CEO - 40%

•	Level 2 - designated Officers of SHG and Subsidiary Presidents - 30%

•	Level 3 - designated SVPs - 20%

•	Level 4 - designated Vice Presidents and Directors - 10%

•
An executive who is granted the Executive Retention Bonus whose position is eliminated (for all reasons other than a Change of Control) will remain in the plan on a prorated basis. The executive will be eligible to receive a prorated portion of the annual target associated with the job elimination date (prorated for the number of months in the relevant 11/1 - 10/31 cycle) if the company hits the EPS targets (as described above) for the relevant performance period. The prorated amount (if earned) is still payable on the relevant 10/31 payout date. As an example, if the executive's position is eliminated 4/1/12, the executive would be eligible to receive 5/12 of his/her annual target, payable on 10/31/12, assuming the company had hit its 2011 EPS target as defined above.

•
An executive who is granted the Executive Retention Bonus whose position is eliminated as a result of a Change of Control will automatically vest at 100% of the total (all remaining years) target bonus.

•	Under no circumstances will bonuses be paid to participants who voluntarily resign before the relevant 10/31 vesting date.

Payment of Incentives:
Retention awards are paid on the first paycheck following each of the two vesting dates, assuming that the EPS goals were met the previous year. Target vesting amounts do not change, even if there is a salary change.

Miscellaneous:
This Retention Plan is adopted under Section 5.2.2 of Sun's 2009 Performance Incentive Plan (the “Plan”), and bonuses awarded under this plan shall be awards under the Plan that are subject to all of the terms and conditions of the Plan. This Retention Plan shall be administered by the Compensation Committee of Sun's Board of Directors (the “Committee”).

No Retention Bonus shall be paid to an executive unless and until the Committee has certified, by resolution or other appropriate action in writing, the normalized actual EPS earned by the company for the applicable performance period, the normalized actual EPS earned by Sun for the applicable period as a percentage of the target and the amount of the retention bonus earned by each executive.

Actual EPS shall be measured using the normalized actual EPS of Sun as published by Sun in its press releases announcing financial results for the years ending December 31, 2011 and 2012. When determining whether the target has been achieved, the Compensation Committee of Sun's Board of Directors shall make adjustments to the target to eliminate the effect of discontinued operations or any change in accounting policies or practices.

This Plan neither constitutes a contract of employment nor grants any rights for an employee to be retained in employment. Rather, all employment remains “at will” unless otherwise required by applicable law. This document constitutes the entire Plan, supersedes all prior agreements and there are no oral terms or conditions to the contrary.

The company reserves the right to reduce, eliminate or postpone payments to employees who are on a written performance plan, have engaged in conduct that is in direct violation of the company's Code of Conduct/Compliance Process or such conduct/performance that is detrimental to the company.

The company retains the discretion to modify the Plan at any time, with or without notice.

Recoupment of Bonus Payments. A retention bonus paid to an executive is subject to recoupment, to the extent determined to be appropriate by the Committee, if each of the following circumstances occur: (1) the amount of the retention bonus was calculated based on the achievement of EPS, the calculation of which was based on financial statements that are subsequently the subject of an accounting restatement due to noncompliance with any financial reporting requirement under the securities laws; (2) fraud or intentional misconduct by any executive, or any officer or employee that reports to an executive was a significant contributing factor to such noncompliance; and (3) the restated financial statements are issued and completed prior to the issuance and completion of the financial statements for the applicable fiscal year. In such circumstances, a retention bonus will be subject to recoupment only to the extent a lesser retention bonus would have been paid to an executive based upon EPS, as restated, and only as to the net amount of such portion of the retention bonus after reduction for the Executive's tax liability on that portion of the retention bonus. By accepting a retention bonus, each executive agrees to promptly make any retention bonus reimbursement required by the Committee in accordance with this section, and that Sun, SunBridge and their respective affiliates may deduct from any amounts owed to the executive from time to time (such as wages or other compensation) any amounts the Executive is required to reimburse Sun and/or SunBridge pursuant to this section. This section does not limit any other remedies Sun, SunBridge or their respective affiliates may have available in the circumstances, which may include, without limitation, dismissing the executive or initiating other disciplinary procedures. The provisions of this section are in addition to (and not in lieu of) any rights to repayment Sun, SunBridge or their respective affiliates may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable laws.